Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investors	Media
Infinity Pharmaceuticals, Inc.	Pure Communications, Inc.
Monique Allaire, 617-453-1105	Sheryl Seapy
Monique.Allaire@infi.com	949-608-0841
www.infi.com	Sheryl@purecommunicationsinc.com

INFINITY REACQUIRES WORLDWIDE RIGHTS TO ITS HSP90 INHIBITOR PROGRAM

— Infinity to Independently Develop its Industry-Leading Hsp90 Program —

— Clinical Programs Continue to Advance on Schedule —

CAMBRIDGE, Mass. – December 11, 2008– Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has reacquired from MedImmune, a unit of AstraZeneca, all worldwide development and commercialization rights to its heat shock protein 90 (Hsp90) inhibitor program. Infinity’s Hsp90 program comprises IPI-504 (retaspimycin hydrochloride for injection) and oral IPI-493. IPI-504 is in several clinical trials, including an international Phase 3 registration trial for patients with refractory gastrointestinal stromal tumors (the RING trial), positioning it as the potential first-to-market Hsp90 inhibitor. Oral IPI-493 is currently in a Phase 1 study in patients with advanced solid tumors.

“By regaining full control over IPI-504 and IPI-493, we believe we will maximize the medical and commercial potential of our Hsp90 program,” said Steven H. Holtzman, chair and chief executive officer of Infinity. “With our current financial strength and the quality of our pipeline, we consider ourselves ideally positioned to bring important drugs to patients and value to shareholders.”

“With a prospective first-to-market Hsp90 inhibitor in late-stage development, we believe we can accelerate the timeframe for Infinity to establish a meaningful commercial presence,” added Adelene Q. Perkins, president and chief business officer at Infinity. “In conjunction with our recently announced alliance with Purdue Pharma, Infinity now has U.S. commercial rights to our entire oncology portfolio, giving us the ability to build a commercial organization to independently bring our innovative medicines to patients.”

AstraZeneca will fund an amount equivalent to its share of Hsp90 program costs for the ensuing six-month period. Additionally, Infinity has a single-digit royalty obligation to AstraZeneca on any net sales of IPI-504 and IPI-493.

Hsp90 Clinical Development

Infinity has both late- and early-stage clinical trials ongoing with IPI-504 (i.v.) and IPI-493 (oral).

In October 2008, Infinity initiated its Phase 3 registration trial of IPI-504 in patients with refractory gastrointestinal stromal tumors (GIST). The RING (Retaspimycin hydrochloride IN GIST) trial is a randomized, double-blind, placebo-controlled study that is expected to be completed within approximately two years, positioning IPI-504 as the potential first-to-market inhibitor of Hsp90.

Infinity also announced in October 2008 that it met pre-specified criteria to expand both arms of its ongoing Phase 2 clinical trial evaluating IPI-504 in patients with advanced non-small cell lung cancer. Infinity anticipates publishing the results of this Phase 2 study at an appropriate medical conference in mid-2009.

Infinity has a third ongoing clinical trial of IPI-504 evaluating the drug candidate in a Phase 1 combination study with docetaxel, and additional clinical trials of IPI-504 are expected to commence by early 2009.

Earlier this year, Infinity initiated a Phase 1 clinical trial with IPI-493, its oral Hsp90 inhibitor, in patients with advanced solid tumors. IPI-493 has demonstrated significant oral availability, as well as potent and selective inhibition of heat shock protein 90 (Hsp90), in preclinical studies.

“We are delighted to be independently driving the development of our leading Hsp90 program, accelerating our strategy of fast and first to market with an Hsp90 inhibitor while expanding the potential into additional tumors with both IPI-504 and oral IPI-493,” said Julian Adams, Ph.D., president of research and development and chief scientific officer at Infinity. “Our Hsp90 inhibitors and development strategy are exemplary of the innovative approach we take to drug discovery and development in order to make a meaningful difference in patient’s lives.”

Infinity currently expects that it has sufficient cash to fund all of its planned operations and programs through the end of 2012. Infinity expects to recognize in the fourth quarter of 2008 the remaining deferred revenue associated with this collaboration. The company plans to provide full-year 2009 guidance in January.

Targeting Heat Shock Protein 90 (Hsp90) and the Chaperone System

Hsp90 is a central component of the cellular chaperone system – a system that supports and stabilizes a number of cancer-causing proteins such as c-Kit, EGFR, and HER2, enabling multiple forms of cancer to thrive. Inhibition of the Hsp90 chaperone knocks out this critical source of support for cancer cells, leading to tumor growth inhibition and cancer cell death. Anti-chaperone therapy via inhibition of Hsp90 may represent a significant yet currently unaddressed strategy for treating patients with cancer. Infinity is developing two proprietary anti-chaperone agents, IPI-504 (i.v.) and IPI-493 (oral), which have shown potent and selective inhibition of Hsp90 in preclinical studies.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the potential utility of IPI-504 and IPI-493 to treat cancer and IPI-504 being the first Hsp90 inhibitor to obtain marketing approval; the expected benefits of regaining worldwide rights to the Hsp90 program, including Infinity’s ability to establish a meaningful commercial presence; the company’s financial strength and its estimate of the period in which cash will be available to fund all of its programs; the expected timing for publication of clinical trial data and the commencement of additional clinical trials of IPI-504; its expectations regarding the duration of the RING trial; and the financial statement consequences of the reacquisition of rights to the Hsp90 program. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations with regard to IPI-504 and IPI 493 could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; the results and timing of clinical trials conducted by third parties on other Hsp90 inhibitors; Infinity’s ability to obtain additional funding required to conduct its research, development, and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain, and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks that may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, as filed with the Securities and Exchange Commission on November 5, 2008. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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